Exhibit 4.29

COOPERATION AND LOAN FACILITY AGREEMENT

THIS COOPERATION AND LOAN FACILITY AGREEMENT is entered into on the date as written below, by and between:

1.
Linktone International Limited, a corporation duly incorporated under the laws of United Arab Emirates, having its registered office at P.O. Box-31291, Ras Al Khaimah, United Arab Emirates (hereinafter referred to as the "Lender"); and

2.
Mr. David Fernando Audy, a private person, having his domicile at Jl. Surya Utama I Blok D-1, RT. 003 – RW.005, Kedoya Utara, Kebon Jeruk, West Jakarta, Indonesia, holder of Identification Card No: 3173052802790017 (hereinafter referred to as the "Borrower");

(Lender and Borrower jointly hereinafter shall be referred to as the “Parties”).

BACKGROUND

A.
THAT, Borrower has requested the Lender to provide a loan facility to acquire 50% (fifty percent) of shares issued by PT. INNOFORM, a limited liability company to be established under the laws of Indonesia, having its domicile at Central Jakarta (the “Company”).

B.
THAT, Lender agrees to cooperate with Borrower by providing loan facility in the amount of Rp. 625.000.000, - (six hundred and twenty five million Rupiah) or any other amount to be agreed by the Parties (the “Loan Facility”).

C.	THAT, the Parties wish to enter the Cooperation and Loan Facility Agreement (the “Loan Agreement”) under the terms and conditions as stated in this Loan Agreement.

NOW THEREFORE, the Parties have agreed to enter into this Loan Agreement to incorporate the premises and covenants set forth above based on the following terms and conditions:

Article 1	THE LOAN FACILITY

1.1.	Subject to the terms and conditions of this Loan Agreement, the Lender agrees to provide the Loan Facility to the Borrower as of the date hereof.

1.2.
The Borrower agrees to use the Loan Facility solely for the purpose of funding the subscription of the Shares. The Borrower covenants that he will not use the proceeds of the Loan Facility for any purpose other than the foregoing, and he will so subscribe immediately upon receipt of the proceeds of the Loan Facility.

1.3.	No interest shall be payable on the Loan Facility.

1.4.	Lender has agreed that in the event the Company requires additional capital contribution from its shareholders in proportion to their respective equity interest in

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the Company, Lender undertakes and covenant to immediately provide additional loan to Borrower upon his request so that Borrower will be able to maintain his shareholding ratio in accordance with the proportion of his equity in the Company, and such loan will be subject to the same terms and conditions of this Loan Agreement.

Article 2	SECURITY

2.1.	As security for the due and proper repayment of the Loan Facility, the Borrower will enter into and execute:

a.	the Pledge of Shares Agreement;

b.	the Power of Attorney to Sell Shares;

c.	the Undated Sale and Purchase Agreement; and

d.	the Assignment of Dividends Agreement;

(hereinafter will be referred to as the “Security Documents”) in favor of the Lender.

2.2.
By entering into the Pledge of Shares Agreement as stipulated in Article 2.1. above, the Borrower shall assign in pledge to the Lender, the Shares and any additional shares in the Company, issued or to be issued in the name of the Borrower during the life of this Loan Agreement. The Lender  hereby agrees to accept the assignment of the Shares in pledge from the Borrower.

Article 3	ACKNOWLEDGMENT OF INDEBTEDNESS

3.1.
The Borrower hereby acknowledges that he has duly received the Loan Facility from the Lender pursuant to the terms of this Loan Agreement and therefore is truly and legally indebted to the Lender in the amount  of the Loan Facility. The Lender hereby accepts such acknowledgment of indebtedness by the Borrower.

3.2.
The Borrower by his present statement and in the future agrees to be bound by any document related to this Loan Agreement or the Security Documents and the implementation thereof, if signed by any person authorized to represent and act for and on behalf of the Borrower or by any person empowered by virtue of a written power of attorney of the Borrower to represent and act for and on behalf of the Borrower.

Article 4	REPAYMENT AND TERMINATION

4.1.
The Loan Facility shall be due and payable on demand at any time determined in writing by the Lender. The Loan Facility can only be repaid or settled by the Borrower by way of: transferring the Shares by way of a private sale to the Lender or to a company designated by Lender at such price and upon such other terms and conditions as the Pledgee shall in its sole disretion determine.

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In connection with the foregoing paragraph, the Lender shall be entitled at any time by written notice to the Borrower to call for repayment of the full amount of the Loan Facility, provided that the Lender shall give the Borrower at least 30 (thirty) days prior notice of its intention to recover the Loan Facility, whereupon the Loan Facility shall become due and payable in the form and manner specified in this Article 4.1.

The Lender agrees to release the entire amount of the Loan Facility against repayment and in consideration of the Shares being transferred by the Borrower to the Lender (in so far as permitted by law) or to the company designated in writing by Lender, subject only to the approval of all necessary competent authorities of the Republic of Indonesia.

4.2.
The Lender hereby acknowledges that the sale of said Shares and/or receipt of the proceeds by the Lender from such sale shall mean and have the effect that the debt of the Borrower under this Loan Agreement has been fully repaid by the Borrower to the Lender, regardless of whether the amount of the proceeds received by Lender from Borrower from the sale of the said Shares or liquidation (as the case may be) shall exceed or shall be less than the Loan Facility, and the receipt of such proceeds by the Lender shall constitute payment in full satisfaction of the Borrowers obligations hereunder and shall release the Borrower from any and all obligations to the Lender under this Loan Agreement and the Security Documents.

4.3.	The costs of the transfer of the Shares by the Borrower under this Article 4 and all related costs incidental thereto shall be borne by the Lender.

4.4	The Parties agree that this Loan Agreement cannot be terminated unilaterally by Borrower in so far as the cooperation and business activities of the Company exist.

4.5.	The Parties further agree that the only party who has the right to call for payment of the Loan Facility and to terminate this Loan Agreement is the Lender.

Article 5	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Lender that the Borrower is authorized in every respect to enter into this Loan Agreement and the obligations of the Borrower hereunder constitute the legal and binding obligations of the Borrower enforceable in accordance with the terms of this Loan Agreement.

Article 6	COVENANTS OF THE BORROWER

6.1.
The Borrower shall obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents to enable him to lawfully enter into and perform his obligations under this Loan Agreement or to ensure the legality, validity, enforceability or admissibility in evidence of this Loan Agreement.

6.2.
Without prejudice to the provisions of the Article 2 above, during the life of this Loan Agreement, the Borrower shall not sell, grant or in any manner transfer, pledge or otherwise encumber his Shares to any third party without the Lender's prior written consent.

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6.3.	Borrower undertakes to Lender as follows:

6.3.1 .	Use of the Loan Facility. Borrower shall use the Loan Facility only for the purpose as referred to in Article 1.2 of this Loan Agreement.

6.3.2.	Business of the Company. The Company shall only carry on media buying business activities in Indonesia and must not engage in any other business activity without the prior written consent of Lender.

6.3.3.
Manager. The Company shall appoint a competent manager to assist it in carrying on its business. The Company must not appoint any person as manager, unless Lender has approved the appointment in writing and any manager appointed by the Company can only be removed with the prior written consent of Lender.

6.3.4.
Accounts. The Company requires that manager appointed under Article 6.3.3. to prepare accounts of the Company which comply with Indonesian accounting standards and that the manager provides copies of those accounts to Lender during each financial quarter.

6.3.5.
Notice on Event of Default. Borrower shall promptly notify Lender on the occurence of any Event of Default (as defined in Article 7 of this Loan Agreement) or any event which, with the giving notice or lapse of time or both, would constitute as Event of Default.

6.3.6.	Inspection. Borrower shall facilitate and cause the representatives of Lender to be able to inspect the book of the Company at any time.

6.3.7.
Maintain the Licenses, Approvals and/or Consents. Borrower shall maintain in force (or where appropriate, promptly renew) all licenses, approvals and/or consents necessary for the performance of this Loan Agreement and shall ensure the preparation and filing of all reports necessary for the realization of the terms and conditions provided for in this Loan Agreement and with due observationce of the prevailing laws and regulations.

6.3.8.	Amendment of the Articles of Association of the Company. Borrower shall notify to the Lender in relation with any amendment to the Company’s articles of association.

6.3.9.	Change of Board of Directors and Commissioners. Borrower shall notify to the Lender in relation with any change of the members of the Board of Directors and Board of Commissioners of the Company.

Article 7	EVENT OF DEFAULTS

7.1.	Each of the following events or occurrences shall constitute a default (“Event of Default”) under this Loan Agreement where:

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7.1.1.	The Borrower shall fail to perform any other covenant or agreement to be performed by him under this Loan Agreement or the Security Documents;

7.1.2.
Any representation or warranty made by the Borrower in this Loan Agreement or in any certificate, notification or report furnished by the Borrower to the Lender hereunder or thereunder or in connection herewith or therewith shall prove to have been incorrect when made in any material respect;

7.1.3.
The occurrence of an event of default under the Cooperation and Loan Facility Agreement dated 21 March 2012, privately executed by and between Mr. Reino Ramaputra Barack and Linktone International Limited;

7.1.4.
The occurrence of an event of default by the Company under the Working Capital Loan Agreement to be entered into by and between the Company and Noveltech Enterprise Limited immediately after the signing of this Loan Agreement; and

7.1.5.
The occurence of any events those are categorized as and Event of Default to the Loan Agreement shall immediately be deemed as the occurence of an Event of Default under this Loan Agreement. As a consequence thereof, Lender shall have the right (but not obligations) to terminate this Loan Agreement in accordance with the provisions contained in Article 4 of this Loan Agreement.

7.2.
No waiver of any Event of Default shall constitute a waiver of any other or any succeeding Event of Default except in accordance with the express terms of such waiver, which may be conditioned or restricted in any way.

7.3.
If an Event of Default shall have occurred and be continuing, then the Lender based on its own discretion by written notice to the Borrower will have the right to demand the immediate full payment of all outstanding Loan Facility, and all other amounts which are then due and payable by the Borrower under this Loan Agreement, whereupon all such amounts shall forthwith become due and payable by the Borrower.

7.4.
Notwithstanding any provision contained herein or in the Security Documents or any collateral or security documents ancillary hereto to the contrary, it is hereby mutually and expressly agreed that if the Borrower shall for any reason whatsoever fail or neglect to repay or otherwise satisfy in full the monies demanded within the period specified in the notice of demand issued by Lender, the Lender shall be entitled to exercise all or any of the rights and/or remedies reserved to the Lender whether by this Loan Agreement or the Security Documents or any collateral or security documents ancillary hereto.

7.5.
Any certificate, statement and/or determination by Lender as to any amount payable by the Borrower hereunder or under any of the Security Documents whether in respect of principal interest losses cost expenses and/or by way of indemnity or otherwise shall be conclusive and binding on the Borrower save for manifest error.

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7.6.
The Borrower herewith waives the provisions of the second and third sentences of Article 1266 of the Indonesian Civil Code to the extent requiring a court pronouncement in respect of either termination or expiration of this Loan Agreement.

Article 8	NOTICES

Any notices or communications required or permitted to be given hereunder by one of the Parties to the other shall be made in writing in the English language and shall be deemed to have been sufficiently given for all purposes if (i) hand delivered, or (ii) mailed by first class registered airmail, postage prepaid, or (iii) couriered, or (iv) sent by facsimile addressed to such party at the following or such other address as the addressee shall have theretofore notified in writing to the addressor:

-	Lender :
Linktone International Limited,
P.O. Box-31291, Ras Al Khaimah
United Arab Emirates

-	Borrower :
Mr. David Fernando Audy,
Jl. Surya Utama I, Blok D-1
RT. 003 – RW. 005
Kelurahan Kedoya Utara
Kebon Jeruk – Jakarta Barat

All such notices shall be deemed to have been received by the addressee on (i) the date of delivery if hand delivered, or (ii) at the latest 14 (fourteen) days from the date of mailing if mailed by registered airmail, or (iii) at the latest 7 (seven) days from the date of dispatch if couriered; or (iv) on the date of transmission if sent by facsimile.

Article 9	MISCELLANEOUS

9.1.	Settlement of Dispute, Governing Law & Jurisdiction

9.1.1.	This Loan Agreement and its performance shall be governed and construed in all respects in accordance with the laws of the Republic of Indonesia.

9.1.2.	Any and all disputes, controversies, and conflicts between the parties in connection with this Loan Agreement shall, so far as it is possible, be settled amicably between the parties.

9.1.3.
All disputes, questions or controversies arising from or in connection with this Loan Agreement which the Parties cannot settle by amicable negotiations shall be resolved by litigation instituted in the District Court of Central Jakarta, Indonesia.

9.2.           Entire Agreement

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This Loan Agreement contains, and is intended as, a complete statement of the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes all prior statements, representations, discussions, agreements, draft agreements and undertakings, whether written or oral, express or implied, of any and every nature with respect thereto.

9.3.	No Evidence of Default

If a certain period of time is permitted for the Borrower to perform any of his obligations and the Borrower fails to perform his obligations within the time permitted, then the mere lapse of time is sufficient legal proof of the default of the Borrower so that no proof or statement in whatever form or manner shall be required and in such event the Lender shall be entitled to exercise all its rights arising from this Loan Agreement.

9.4.	Charges and Expenses

All charges and/or expenses related to the execution of this Loan Agreement, shall be borne and paid by and shall be the responsibility of the Lender or its assignee entirely.

9.5.	Amendment

This Loan Agreement may not be changed or modified in any manner except by an instrument in writing signed by each of the Parties or their legal representatives.

9.6.	Assignment

This Loan Agreement shall be binding and endure for the benefit of the Parties and their respective successors, but shall not be assignable save that the Lender may, upon 3 (three) days prior written notice to the Borrower, assign the benefit of this Loan Agreement to any of its affiliated companies.

9.7.	Severability

If any one or more of the provisions contained in this Loan Agreement or any document in connection with this Loan Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, then the validity, legality and enforceability of the remaining provisions contained in this Loan Agreement shall not in any way be affected or impaired, provided that in such case the Parties agree to use their best endeavors to achieve the purpose of the invalid provision by a new legally valid stipulation.

9.8.	Waivers

The failure of any of the Parties to exercise any or all of its rights hereunder, or any partial exercise hereof, shall not act as a waiver of such rights granted hereunder or

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by general law without having to wait for the occurrence or reoccurrence of a similar or any other event giving rise to such rights.

9.9.           Language

In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Loan Agreement shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e: the Parties will firstly sign the English version of this Loan Agreement and undertakes to also enter into the Indonesian version of this Loan Agreement immediately following to the execution of the English version of this Loan Agreement. If for any reason whatsoever the Indonesian version of this Loan Agreement cannot be executed and signed by the Parties, this Loan Agreement shall remain valid, binding, and enforceable against the Parties. Notwithstanding the above, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Loan Agreement is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the Parties hereby agree that the English language text shall prevail.

9.10.	Counterparts

This Loan Agreement is made in 2 (two) counterparts each of which will be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Loan Agreement on 21 March 2012, and have affixed their signatures in the spaces as set forth hereinbelow as evidence that a legally binding and enforceable agreement has been entered into between the Parties.

Lender :
LINKTONE INTERNATIONAL LIMITED

[signature]
By: Mr. Hary Tanoesoedibjo
Its: Director

Borrower:
Mr. DAVID FERNANDO AUDY

[signature]